Exhibit 8.1

Subsidiaries of Registrant

Name: Wholly Owned Subsidiaries:		Place of Incorporation
1.	China Healthcare Investment Limited	British Virgin Islands
2.	DL Education Service, LLC	U.S.
3.	China Distance Education Ltd.	Hong Kong
4.	China Healthcare Education Limited	Hong Kong
5.	Practice Enterprises Network China International Links Ltd.	Hong Kong
6.	Beijing Champion Distance Education Technology Co., Ltd.	PRC
7.	Beijing Champion Education Technology Co., Ltd.	PRC
8.	Beijing Champion Accounting Education Technology Co., Ltd.	PRC
9.	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.	PRC

Majority Owned Subsidiary:

1.	Beijing Zhengbao Yucai Education Technology Co., Ltd.	PRC
2.	Nanjing Champion Vocational Training School	PRC
3.	Xiamen NetinNet Software Co., Ltd.	PRC
4.	Xiamen NetinNet Education Technology Co., Ltd.	PRC
5.	Xiamen NetinNet Finance Technology Co., Ltd.	PRC

Consolidated Affiliated Entities:

1.	Beijing Champion Hi-Tech Co., Ltd.	PRC
2.	Beijing Caikaowang Company Limited	PRC
3.	Beijing Champion Wangge Education Technology Co., Ltd.	PRC
4.	Beijing Champion Culture Development Co., Ltd.	PRC
5.	Beijing Haidian District Champion Training School	PRC
6.	Beijing Champion Tax Management and Advisory Co., Ltd.	PRC
7.	Beijing Champion Healthcare Education Technology Co., Ltd.	PRC
8.	Beijing Champion International Education Technology Co., Ltd.	PRC